Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Post-Effective Amendment No. 1 to Form F-1 of Global Mofy AI Limited of our report dated January 2, 2025, with respect to the consolidated balance sheet of Global Mofy AI Limited and its subsidiaries as of September 30, 2024 and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the year ended September 30, 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

January 15, 2025